EMPLOYMENT AGREEMENT

                    THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on February 9, 2007 (the “Effective Date”), by and between Integrated Electrical Services, Inc. (the “Company”) and Dennis S. Baldwin (the “Executive”).

                    WHEREAS, the Company desires to employ Executive as Vice President & Chief Accounting Officer of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein;

                    WHEREAS, Executive desires to be employed by the Company in such position and for such period pursuant to the terms and conditions contained herein;

                    NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and undertakings contained in this Agreement, and intending to be legally bound, the Company and Executive agree as follows:

I.	Employment Term.

Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party for any reason, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive’s termination of employment. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”.

II.	Position.

A.

During the Employment Term, Executive shall serve as the Company’s Vice President & Chief Accounting Officer. In such position, Executive shall have authority, responsibilities, and duties reasonably accorded to, expected of and consistent with Executive’s position. Executive shall serve as a member of the Board without additional compensation.

B.

During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other activity (for compensation or otherwise) which would, either individually or in the aggregate, conflict or interfere with or otherwise adversely affect the rendition of such performance either directly or indirectly, without the prior written consent of the Board.

III.	Compensation.

	A.	Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $225,000.00, payable in accordance with the

Company’s payroll practices (the “Base Salary”). Executive shall be entitled to such increases in Base Salary, if any, as may be determined on at least an annual basis in the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”).

Annual Bonus. For the Company’s fiscal year (“Fiscal Year”) 2007 and for each successive Fiscal Year during the Employment Term, Executive shall be given the opportunity to earn an incentive bonus (the “Annual Bonus”). Executive’s target Annual Bonus Opportunity for each Fiscal Year during the Employment Term shall be 40% of Base Salary (the “Annual Bonus Opportunity”). The actual amount payable to Executive as an Annual Bonus with respect to a Fiscal Year (or portion thereof) shall be dependent upon the achievement of performance objectives established by the Compensation Committee during such Fiscal Year and may be greater or less than the Annual Bonus Opportunity. That portion of the Executive’s Annual Bonus Opportunity that is tied to objective targets established by the Compensation Committee may not be subsequently reduced by the Committee. The Compensation Committee reserves the sole and exclusive right to determine whether the Executive may be entitled to a discretionary bonus and to determine what if any criteria may be considered in making such decision.Any Annual Bonus shall be paid at the same time as similar bonuses are payable to other executive officers of the Company, but in no event later than two and a half (2-1/2) months following the end of the Fiscal Year with respect to which such Annual Bonus is to be paid.

B.

Restricted Stock. On the Effective Date, Executive shall receive a grant of 3,600 restricted Company common shares under the Equity Plan (the “Restricted Shares”). The Restricted Shares shall vest one-third (1/3) on each of the first, second and third anniversaries of the Effective Date. The terms of the Restricted Shares shall be governed by the Equity Plan and the Restricted Stock Award Agreement to be executed on the Effective Date.

C.

Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the Company’s employee benefit plans as in effect from time to time (collectively “Employee Benefits”), on the same basis as such employee benefit plans are generally made available to other senior executives of the Company.

	D.	Business Expenses.

1.

Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s expense policy.

IV.	Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least thirty (30) days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section IV shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

A.	By the Company For Cause or Resignation By Executive Without Good Reason.

1.

The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) or by Executive’s resignation without Good Reason (as defined in Section IV.C.2 herein);

2.

For purposes of this Agreement, “Cause” shall mean (i) Executive’s willful, material and irreparable breach of his terms of employment as provided herein or otherwise (which remains uncured ten (10) business days after delivery of written notice specifically identifies such breach); (ii) Executive’s gross negligence in the performance or intentional nonperformance (in either case continuing for ten (10) business days after receipt of written notice of need to cure and sets forth such duty and responsibility) of any of Executive’s material duties and responsibilities to the Company; (iii) Executive’s dishonesty or fraud with respect to the business, reputation or affairs of the Company which materially and adversely affects the Company (monetarily or otherwise); (iv) Executive’s conviction of a felony or crime involving moral turpitude; (v) Executive’s confirmed drug or alcohol abuse that materially affects Executive’s service or results in a material violation of the Company’s drug or alcohol abuse policy; or (vi) Executive’s material violation of the Company’s personnel or similar policy, such policy having been made available to Executive by the Company which materially and adversely affects the Company and which remains uncured or continues ten (10) business days after delivery of written notice) and such notice specifically sets forth said violation.

	3.	If Executive’s employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

		a.	The Base Salary through the date of termination;

b.

Reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by Executive in the performance of Executive’s duties in accordance with Company’s expense policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90)

days following the date of Executive’s termination of employment; and

c.

Such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (a) through (d) above being referred to as the “Accrued Rights”).

B.	Disability or Death.

1.

The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties hereunder (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of a Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

2.

Upon termination of Executive’s employment hereunder for either death or Disability, Executive or Executive’s estate (as the case may be) shall be entitled to receive within thirty (30) days the following:

		a.	The Accrued Rights;

b.

Pro rata portion (based on the percentage of the Fiscal Year that shall have elapsed through the date of Executive’s termination of employment) of the most recent Annual Bonus awarded to Executive (the “Pro Rata Bonus”); and

		c.	Company paid COBRA coverage for twelve (12) months for Executive’s eligible dependents in the event of his death;

C.	By the Company Without Cause or Resignation by Executive for Good Reason.

	1.	The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

	2.	For purposes of this Agreement, “Good Reason” shall mean (A) any material reduction in Executive’s position, duties, authority or compensation from those described in this Agreement; or (B) any relocation of the Company’s corporate office that is more than fifty (50) miles from its current location; or (C) the Company’s breach of a material term of this Agreement or material duty owed to the Executive; provided that either of the events described in clauses (A), (B), and (C) of this Section IV.C.2 shall constitute Good Reason only if the Company fails to cure such event within ten (10) business days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

3.	If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

	a.	The Accrued Rights;

b.

Continued payment of the Base Salary for twelve (12) months immediately following the date of such termination, in accordance with the Company’s normal payroll practices as in effect on the date of such termination and within thirty (30) days of such termination the greater of (a) pro rata portion (based on the percentage of the Fiscal Year that shall have elapsed through the date of Executive’s termination of employment) of the Annual Bonus Opportunity for the Fiscal Year in which such termination occurs or (b) the most recent Annual Bonus awarded to Executive (Annual Bonus payment shall be paid within ten (10) business days following Executives termination); provided that the aggregate amount described in this Section IV.C.3.b. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and not approved by the Compensation Committee or Board of Directors;

	c.	Company paid COBRA coverage for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

	d.	Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

	e.	Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan; and

D.	By the Company Without Cause or Resignation by Executive for Good Reason Within 12 Months Following a Change in Control.

	1.	For purposes of this Agreement, a “Change in Control” means:

a.

Any person or any persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act, other than Fidelity Management & Research Co., Southpoint Capital Advisors LP, Tontine Capital Partners L.P. and their respective affiliates, the Company or any subsidiary, shall “beneficially own” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, at least fifty percent (50%) of the ordinary voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board; or

b.

Current Directors (as defined below) shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, a “Current Director” means, as of the date of determination, any person who (1) was a member of the Board on the date that the Company’s Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code became effective or (2) was nominated for election or elected to the Board with the affirmative vote of a majority of the current directors who were members of the Board at the time of such nomination or election), or (B) at any meeting of the stockholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected; or

		c.	The consummation of a sale, lease, exchange or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

d.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.

Upon the consummation of a Change in Control during the Employment Term, Executive shall be entitled to acceleration of vesting for all unvested equity awards of the Company (including but not limited to any unvested options and restricted stock) under the Equity Plan.

3.

Notwithstanding the foregoing, for a period of two (2) years from the Effective Date of this Agreement, the Executive may, at Executive’s sole discretion, elect to terminate Executive’s employment on such Change in

Control by providing written notice to the Company prior to the closing of the transaction giving rise to the Change in Control. In such case, Executive shall receive from Company the following:

a.

Continued payment of the Base Salary for twelve (12) months immediately following the date of such termination, in accordance with the Company’s normal payroll practices as in effect on the date of such termination and within thirty (30) days of such termination the greater of (a) pro rata portion (based on the percentage of the Fiscal Year that shall have elapsed through the date of Executive’s termination of employment) of the Annual Bonus Opportunity for the Fiscal Year in which such termination occurs or (b) the most recent Annual Bonus awarded to Executive; provided that the aggregate amount described in this Section IV.D.3.a. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates and not approved by the Compensation Committee or Board of Directors;

	b.	Company paid COBRA coverage for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

c.

Continuation of automobile allowance (as described in Section III.G.2. herein) for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

	d.	Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

4.

Notwithstanding the foregoing, if Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason within twelve (12) months following a Change in Control, Executive shall be entitled to the following:

	a.	The Accrued Rights;

b.

Continued payment of the Base Salary for twenty-four (24) months immediately following the date of such termination, in accordance with the Company’s normal payroll practices, as in effect on the date of such termination and within thirty (30) days of such termination two (2) times the most recent Annual Bonus awarded to Executive; provided that the aggregate amount described in this Section IV.D.4.b. shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates or its affiliates and not approved by the Compensation Committee or Board of Directors;

	c.	Company paid COBRA coverage for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

d.

Continuation of automobile allowance (as described in Section III.G.2. herein) for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter; and

	e.	Outplacement services for twelve (12) months immediately following the date of such termination or until Executive obtains comparable employment, whichever is shorter;

E.

Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with VIII.I. hereof. With respect to any termination of employment by Executive, such notice of termination shall be communicated to the Company at least thirty (30) days prior to such termination. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

F.

Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, and shall be deemed to have resigned as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s subsidiaries.

V.	Non-Competition; Non-Solicitation.

	A.	Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

B.

During the Employment Term and for a period of one year following the date Executive ceases to be employed by the Company (or for a period of two (2) years if Executive ceases to be employed by the Company by reason of employment termination pursuant to Section IV.A. above) (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Company, the business of any client or prospective client:

		1.	with whom Executive had personal contact or dealings on behalf of the Company during the one year period preceding Executive’s termination of employment;

		2.	with whom employees reporting to Executive have had personal contact or dealings on behalf of the Company during the one year immediately preceding the Executive’s termination of employment; or

		3.	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

	C.	During the Restricted Period, Executive will not directly or indirectly:

1.

engage in any business that materially competes with any business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct within twelve months from the effective of the termination and as to which Executive is personally aware of or should be personally aware of such planning in the future and as to which Executive is aware of such planning) in any geographical area that is within 100 miles of any geographical area where the Company or its affiliates manufactures, produces, sells, leases, rents, licenses or otherwise provides its products or services (a “Competitive Business”);

		2.	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

3.

acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

4.

interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its affiliates and customers, clients, suppliers, partners, members or investors of the Company or its affiliates.

D.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any Person engaged in the business of the Company or its affiliates which are publicly traded on a national stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

	E.	During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

		1.	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

2.

hire any such employee who was employed by the Company or its affiliates as of the date of Executive’s termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive’s employment with the Company.

F.

During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

G.

It is expressly understood and agreed that although Executive and agreed that although Executive and the Company consider the restrictions contained in this Section V to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

VI.	Confidentiality; Intellectual Property.

	A.	Confidentiality.

		1.	Executive will not at any time (whether during or after Executive’s employment with the Company) retain or use for the benefit, purposes or account of Executive or any other Person; or disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

2.

“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

3.

Upon termination of Executive’s employment with the Company for any reason, Executive shall cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator)owned or used by the Company, its subsidiaries or affiliates; immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

B.	Intellectual Property.

1.

If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

2.

If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

3.

Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

4.

Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

5.

Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-

public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

	C.	The provisions of this Section VI shall survive the termination of Executive’s employment for any reason.

VII.

Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section V or Section VI herein would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

VIII.	Miscellaneous.

	A.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof.

B.

Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Houston, Harris County, Texas before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (Streamlined Arbitration Rules and Procedures). Judgment on the award pursuant to such arbitration may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator may, in its award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

C.

Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

D.

No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

E.

Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

F.

Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

G.

Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section VIII.G.; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

H.

Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

I.

Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Integrated Electrical Services, Inc.
1800 West Loop South, Suite 500
Houston, Texas 77027
Attention: General Counsel
Fax: (713) 860-1578

If to Executive:

Dennis S. Baldwin
1116 Danbury
Houston, TX 77055

To the most recent address of Executive set forth in the personnel records of the Company.

J.

Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

K.

Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

L.

Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

M.	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Integrated Electrical Services, Inc.	Dennis S. Baldwin

By:

Name: Robert B. Callahan
Title: Sr. Vice President, Human Resources